Exhibit 99.1

News Release

LCA-Vision Announces Fourth Quarter and Full Year 2008 Financial Results
Sequential quarter decline in procedure volume rate shows signs of stabilization;
December 2008 to January 2009 procedure volume up 48%
Provides near-term financial outlook

CINCINNATI (February 10, 2009) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three and 12 months ended December 31, 2008.

Fourth Quarter 2008 Results (all comparisons are versus the fourth quarter of 2007)
•	Revenue was $34.0 million compared with $69.7 million; adjusted revenue was $30.3 million compared with $62.9 million.
•	Procedure volume was 19,424 compared with 39,888.
•	Same-store revenue (69 vision centers) decreased 54.2%; adjusted same-store revenue decreased 55.3%.
•	Operating loss was $9.6 million compared with operating income of $5.9 million; adjusted operating loss was $13.0 million compared with adjusted operating loss of $0.3 million.
•	Operating loss and adjusted operating loss included $2.1 million in restructuring and impairment charges.
•	Net loss was $8.2 million or $0.44 per share, compared with net income of $4.1 million or $0.22 per diluted share.

Full Year 2008 Results (all comparisons are versus the full year 2007)
•	Revenue was $205.2 million compared with $292.6 million; adjusted revenue was $186.5 million compared with $284.6 million.
•	Procedure volume was 115,153 compared with 192,204.
•	Operating loss was $8.2 million compared with operating income of $45.6 million; adjusted operating loss was $25.1 million compared with adjusted operating income of $38.4 million.
•	Operating loss and adjusted operating loss included $3.5 million in restructuring and impairment charges.
•	Net loss was $6.6 million or $0.36 per share, compared with net income of $32.5 million or $1.64 per diluted share.

LCA-Vision is providing both adjusted revenue and operating income as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenue and operating income (loss) as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release.  Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“During the fourth quarter, we began to benefit from our numerous business initiatives implemented throughout 2008, even though the decline in the overall U.S. economy and weakening consumer confidence continued to impact discretionary spending and led to what we believe was additional deterioration in overall industry procedure volume,” said Steven C. Straus, Chief Executive Officer of LCA-Vision.  “Notably, the year-over-year procedure volume decline rate in the fourth quarter showed stabilization compared with the 2008 third quarter, and our procedure volume for January 2009 was up 48% compared with December 2008.  Although January is typically our highest volume month, this significant increase compares favorably to our 14% procedure volume increase in January 2008 versus December 2007.”

Straus added, “We are building on a strengthened infrastructure based on the many processes and procedures put in place since November 2006.  We have professionalized the operations of LCA-Vision, taking us from a start-up enterprise to an industry leader.  We have a leadership team with deep expertise in healthcare, expense and cash management, multi-site operational management, consumer marketing and human resources development.  Importantly, we are implementing a strategic plan with the full support of our Board of Directors that addresses all aspects of LCA-Vision’s business, and many of these initiatives started to provide benefits in 2008 and early 2009, both in terms of procedure volume and cash conservation.”

The accomplishments implemented by current management of LCA-Vision to respond to the current operating environment and position the company for future success with the goal of profitable growth include the following, among others:
•
In the area of patient care, the company has upgraded the laser technology in all of its vision centers and empowered decision-making at the vision center level to be more responsive to patient needs in individual markets;

•
In the area of staff development, management has introduced various training, recruitment and succession planning programs for surgeons, optometrists and staff, which have resulted in improvements in exam show-rate, patient conversion and treatment show-rate;

•
In the area of operations, management has reorganized and strengthened the company’s organizational structure, including the hiring of senior executives with responsibility for operations and call center management, the opening of state-of-the-art national call and data centers, and the evaluation in collaboration with its Medical and Optometric Advisory Boards of the company’s excimer laser platforms to simplify surgical processes;

•
In the area of financial/accounting management, management created the first-ever detailed annual operating budget process, improved the timeliness of financial reporting, and negotiated a five-year, $19.2 million term loan with a fixed interest rate below 5% and other favorable terms; and

•
In the area of leadership, management has created the Optometric Advisory Board, comprised of a group of LasikPlus® optometrists, created strong partnerships between field staff and corporate support departments, and increased and improved communication across the entire company, which helps all members stay connected and improve morale.

“We have executed agreements with major managed health care and vision plans, a major source of patients in our LasikPlus® vision centers, and we have exclusive or preferred agreements with seven of the top eight vision plans in the United States,” added Straus.  “We recently initiated our affiliation with the well-respected National Vision Administrators, L.L.C. to provide its members with access to substantial discounts on laser vision correction through our National Lasik Network.”

“Additionally, our fresh marketing approach is producing highly encouraging initial results,” he said.  “Following research and a segmentation study, we developed cost-effective, market-specific plans, which deliver a message that clearly differentiates LasikPlus® to targeted audiences, while building brand awareness through integrated marketing materials.  Our test of this new concept in 13 markets over a three-week period late in 2008 resulted in a 34% increase in eye procedures performed compared to the prior four weeks.  We expect to roll out the new campaigns nationally in March 2009.”

LCA-Vision’s Chief Financial Officer Michael Celebrezze commented, “The benefits of our cost-control and cash-conservation measures began to have impact on our 2008 financial results and we expect additional impact from these measures in 2009.  We reduced marketing spend from $66.5 million in 2007 to $52.4 million in 2008, cut general and administrative overhead expense from $22.7 million in 2007 to $20.3 million in 2008, and reduced capital expenditures from $28.6 million in 2007 to $14.9 million in 2008.  Expense-reduction initiatives, such as our 35% headcount reduction, which yielded labor cost reductions annualized at $14 million, generated substantial savings while preserving positive patient experiences and clinical outcomes.  More aggressive cash management initiatives, such as improved management of vendor terms, generated $3 million in cash flow in 2008.

“Ongoing initiatives are expected to reduce further our costs in the coming year,” he added.  “These include negotiations to rationalize the number of excimer lasers in each vision center to reduce royalty fees and maintenance costs, steps to further improve collection results from internally financed patients including the use of credit scores to qualify patients for appropriate financing options, and continued migration toward an increasingly part-time workforce to complement a core group of full-time employees.  Additionally, after carefully analyzing the performance of our vision centers in Little Rock and Tulsa, we have closed those facilities.  These decisions, as well as the previously announced closure of Boise, were based on a number of factors that included an evaluation of the anticipated timing of improvement in procedure volume and the extent of the expected improvement as well as the costs associated with closing a center.”

Celebrezze added, “The quarter was impacted negatively by restructuring and impairment charges that totaled $2.1 million.  We closed three vision centers and recorded a $1.4 million charge for abandoned assets and future rent accruals.  Severance charges related to workforce reductions totaled $0.1 million, and a thorough analysis of assets resulted in a $0.6 million impairment charge.  For the year, restructuring and impairment charges, which included severance for previously announced headcount reductions, were $3.5 million.”

“Lifetime Vision” Model
“During 2008, our executive management team completed the first strategic plan in LCA-Vision’s history.  A key feature of our business strategy for 2009 is to build upon the improvements implemented by instituting a ‘Lifetime Vision’ model, which is intended to allow us to leverage our currently installed fixed asset base and to utilize fully the highly trained and skilled ophthalmic surgeons and optometrists within the company,” stated Straus.  “The ‘Lifetime Vision’ model is based on the concept that an individual should be a patient of LCA-Vision for life, and rejects the old ‘Catch & Release’ model implemented by previous management that did not allow for repeat sources of revenue.  The advancement and development of the ‘Lifetime Vision’ model, including intraocular lens surgery, will be a management focus in 2009.”

Cash & Investments
Net cash provided by operating activities in 2008 was $7.6 million.  Cash and investments totaled $59.5 million as of December 31, 2008, compared with cash and investments of $62.4 million as of December 31, 2007, and $67.1 million as of September 30, 2008.  The change in cash and investments during the fourth quarter included cash used in operations of $2.3 million, capital expenditures of $1.3 million, payments on capital leases and loans of $2.1 million, fair value reductions on investments of $1.2 million and other uses of $0.7 million.  In late April, the company borrowed $19.2 million to finance the majority of its IntraLase® lasers.  The loan requires monthly payments over a five-year period at a fixed interest rate of 4.96%.  As of December 31, 2008, the remaining outstanding balance of this loan was $16.9 million.

The par value of auction rate securities held by the company as of December 31, 2008 was $5.6 million, compared with $18.3 million as of December 31, 2007.  All 2008 redemptions of auction rate securities were at par value.  Based on a valuation of the remaining auction rate securities, LCA-Vision has recorded a $0.8 million loss on these investments within the consolidated statement of operations during the fourth quarter of 2008.  An additional $1.1 million loss was recorded in the third quarter of 2008.  The company also recorded a $1.2 million loss on its $3.0 million in original cost value equity investments in the fourth quarter.  Overall, non-operating income includes $3.1 million of fair value adjustments for investments in the full year 2008 results.

LCA-Vision did not repurchase any shares of its common stock during 2008. Approximately $40 million remains available for repurchase under the company’s stock repurchase program approved by the Board of Directors.

Near-Term Financial Outlook
LCA-Vision will continue to manage cash and investments conservatively in 2009.
•	No new vision centers are currently planned for the year. LCA-Vision plans to restart its successful de novo center opening program following improvements in the economy;
•	The company will continue to manage general and administrative expenses aggressively, which are expected to remain relatively unchanged in 2009 compared with 2008;
•	Center direct costs per center are expected to decline in 2009;
•	We will monitor the efficiency of marketing spending and modify our spending based on effectiveness, taking it up if demand improves and reducing it if demand declines; and
•	Capital expenditures are expected to be approximately $2.0 million in 2009, down significantly from $14.9 million in 2008.

Comparing 2009 (the first full year to benefit from cost reductions) with 2007 (prior to cost reductions), vision center breakeven eyes per month are expected to decline to 105 from 125, and the number of procedures per year required for company cash flow to be breakeven is expected to decline to approximately 110,000 from 170,000.

The company has been repositioned to be cash-flow positive at 2008 procedure volume levels.  Current cash and investment resources provide the company significant staying power should the current recession be prolonged.   Current cash and investment resources are sufficient to fund operations for more than three years even if procedure volumes decline as much as 22% from 2008 levels to 90,000 procedures annually.

Conference Call and Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, February 10, 2009, beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (United States and Canada) or 706-634-1308 (international callers). The webcast will be available at the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (United States and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 827 39 174.

Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in our forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; the successful execution of marketing strategies to cost-effectively drive patients to our vision centers; an inability to attract new patients; our ability to operate vision centers profitably and retain qualified personnel during periods of lower procedure volumes; the relatively high fixed cost structure of our business; the acceptance rate of new technology, and our ability to implement successfully new technology on a national basis; market acceptance of our services; competition in the laser vision correction industry; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; legal or regulatory action against us or others in the laser vision correction industry; the continued availability of non-recourse third-party financing for our patients on terms similar to what we have paid historically; and the future value of revenues financed by us and our ability to collect on such financings which will depend on a number of factors, including the worsening consumer credit environment and our ability to manage credit risk related to consumer debt, bankruptcies and other credit trends. In addition, an ongoing FDA study about post-Lasik quality-of-life matters could impact negatively the acceptance of LASIK. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our reports on Forms 10-K, 10-Q and 8-K. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 75 LasikPlus® fixed-site laser vision correction centers in 32 states and 57 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment.

Transforming Lives Every Day.
For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenue -- Laser refractive surgery	$34,029	$69,702	$205,176	$292,635

Operating costs and expenses
Medical professional and license fees	7,575	11,574	41,797	49,312
Direct costs of services	15,504	25,024	77,474	97,423
General and administrative expenses	5,125	7,432	20,262	22,657
Marketing and advertising	8,685	16,369	52,429	66,469
Depreciation	4,597	3,451	17,972	11,209
Restructuring expense	1,584	-	2,923	-
Impairment of fixed assets	553	-	553	-

Operating (loss) income	(9,594)	5,852	(8,234)	45,565

Equity in earnings from unconsolidated businesses	24	217	477	814
Net investment (loss) income	(2,366)	1,075	(1,524)	5,953
Other income (loss), net	5	(598)	23	(607)

(Loss) income before taxes	(11,931)	6,546	(9,258)	51,725

Income tax (benefit) expense	(3,711)	2,400	(2,623)	19,221

Net (loss) income	$(8,220)	$4,146	$(6,635)	$32,504

Net (loss) income per common share
Basic	$(0.44)	$0.22	$(0.36)	$1.66
Diluted	$(0.44)	$0.22	$(0.36)	$1.64

Dividends declared per share	$-	$0.18	$0.24	$0.72

Weighted average shares outstanding
Basic	18,548	18,790	18,526	19,572
Diluted	18,548	18,862	18,526	19,858

LCA-VISION INC.
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2008	2007
(Dollars in thousands, except per share amounts)
Assets
Current assets
Cash and cash equivalents	$23,648	$17,614
Short-term investments	32,687	42,534
Patient receivables, net of allowance for doubtful accounts of $1,465 and $2,987	9,678	12,712
Other accounts receivable	2,515	5,941
Prepaid professional fees	911	1,872
Prepaid income taxes	8,957	6,391
Deferred tax assets	4,708	3,450
Prepaid expenses and other	5,299	5,076

Total current assets	88,403	95,590

Property and equipment	121,734	106,788
Accumulated depreciation and amortization	(70,235)	(52,872)
Property and equipment, net	51,499	53,916

Long-term investments	3,126	2,250
Accounts receivables, net of allowance for doubtful accounts of $1,662 and $2,130	2,645	4,556
Deferred compensation plan assets	2,196	5,540
Investment in unconsolidated businesses	377	590
Deferred tax assets	7,027	13,561
Other assets	2,209	3,644

Total assets	$157,482	$179,647

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$8,169	$10,396
Accrued liabilities and other	8,608	13,861
Deferred revenue	9,107	18,719
Debt obligations maturing in one year	6,985	3,941

Total current liabilities	32,869	46,917

Long-term rent obligations	1,820	-
Long-term debt obligations (less current portion)	14,120	2,012
Deferred compensation liability	2,196	5,516
Insurance reserve	9,489	8,493
Deferred revenue	14,003	23,110

Stockholders' Investment
Common stock ($.001 par value; 25,199,734 and 25,114,244 shares and
18,552,985 and 18,482,658 shares issued and outstanding, respectively)	25	25
Contributed capital	174,206	172,965
Common stock in treasury, at cost (6,646,449 shares and 6,631,586 shares)	(114,632)	(114,427)
Retained earnings	23,515	34,597
Accumulated other comprehensive (loss) income	(129)	439
Total stockholders' investment	82,985	93,599

Total liabilities and stockholders' investment	$157,482	$179,647

LCA-VISION INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007
	(dollars in thousands)
Cash flow from operating activities:
Net (loss) income	$(6,635)	$32,504
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	17,972	11,209
Provision for loss on doubtful accounts	5,355	7,675
Loss on investment	3,125	-
Restructuring expense	1,426	-
Impairment of fixed assets	553	-
Deferred income taxes	4,965	5,369
Stock-based compensation	1,878	5,024
Insurance reserve	996	2,330
Equity in earnings from unconsolidated affiliates	(477)	(814)
Distributions from unconsolidated affiliates	690	1,128
Changes in operating assets and liabilities
Patient receivable	(410)	(11,500)
Other accounts receivable	3,426	1,080
Prepaid income taxes	(2,566)	(4,035)
Prepaid expenses and other	(223)	1,338
Accounts payable	(2,227)	5,132
Deferred revenue, net of professional fees	(16,847)	(7,212)
Accrued liabilities and other	(3,432)	5,751
Net cash provided by operations	7,569	54,979

Cash flows from investing activities:
Purchases of property and equipment	(14,860)	(28,586)
Purchases of investment securities	(391,026)	(330,826)
Proceeds from sale of investment securities	396,674	356,874
Net cash used in investing activities	(9,212)	(2,538)

Cash flows from financing activities:
Principal payments of capital lease obligations and debt	(6,410)	(5,782)
Proceeds from loan	19,184	-
Shares repurchased for treasury stock	(205)	(44,940)
Tax benefits related to stock-based compensation	(638)	1,949
Exercise of stock options	193	3,499
Dividends paid to stockholders	(4,447)	(13,984)
Net cash provided by (used in) financing activities	7,677	(59,258)

Increase (decrease) in cash and cash equivalents	6,034	(6,817)

Cash and cash equivalents at beginning of year	17,614	24,431

Cash and cash equivalents at end of year	$23,648	$17,614

LCA-VISION INC.
EFFECT OF THE CHANGE IN OUR ACCOUNTNIG FOR DEFERRED REVENUES
ON FINANCIAL RESULTS
(dollars in thousands)

To supplement its condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income.  Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue

Reported	$34,029	$69,702	$205,176	$292,635
Adjustments
Warranty revenue deferred into future	-	-	-	20,054
Amortization of prior deferred revenue	(3,769)	(6,836)	(18,719)	(28,067)
Adjusted revenue	$30,260	$62,866	$186,457	$284,622

Operating (Loss) Income

Reported	$(9,594)	$5,852	$(8,234)	$45,565
Adjustments
Impact of warranty revenue deferral	(3,769)	(6,836)	(18,719)	(8,013)
Professional fees deferred into future	-	-	-	(2,005)
Amortization of prior professional fees	377	684	1,872	2,807
Adjusted operating (loss) income	$(12,986)	$(300)	$(25,081)	$38,354

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